Exhibit 99.2

Oragenics Completes Approximately $16.5 Million Offering

Proceeds to drive development of ONP-002, the Company’s lead intranasal drug candidate for mild traumatic brain injury

SARASOTA, Fla. — July 2, 2025 — Oragenics, Inc. (NYSE American: OGEN), a clinical-stage biotechnology company pioneering intranasal therapeutics for neurological disorders, today announced the successful closing of its previously announced public offering of Series H Convertible Preferred Stock and Warrants. The Company secured total gross proceeds of approximately $16.5 million.

As part of the transaction, Oragenics issued 660,000 shares of its Series H Convertible Preferred Stock, no par value, together with Warrants to purchase up to 660,000 additional shares of Series H Convertible Preferred Stock. Each unit, consisting of one share of Preferred Stock and one Warrant, was sold at a combined public offering price of $25.00. Each Warrant is exercisable at a price of $25.00 per share of Series H Convertible Preferred Stock. If all the Warrants are exercised for cash, of which there are no assurances, the Company has the potential to raise up to an additional $16.5 million, for a total of $33 million in the offering.

The Series H Convertible Preferred Stock is convertible into shares of Oragenics’ common stock, par value $0.001 per share, based upon a conversion price of $2.50. The Warrants are immediately exercisable and will expire on the fifth anniversary of the closing. The offering closed on July 2, 2025, following satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering to advance the clinical development of ONP-002, its intranasal drug candidate for the treatment of concussion (mild traumatic brain injury), support other research and development activities, repay a $3 million bridge note, and fund working capital and general corporate purposes.

“We are pleased to have completed this transaction and are encouraged by the strong investor support, which we believe reflects growing confidence in our science and strategy,” said Janet Huffman, Chief Executive Officer of Oragenics. “We anticipate the net proceeds of this offering will allow us to accelerate the advancement of ONP-002 and position Oragenics as a leader in the treatment of concussion through novel intranasal delivery.”

Dawson James Securities, Inc. acted as the sole placement agent for the offering.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-288225), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 30, 2025. A final prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus may also be obtained from Dawson James Securities, Inc., 101 North Federal Highway, Suite 600, Boca Raton, FL 33432, by telephone at (561) 391-5555, or by email at investmentbanking@dawsonjames.com.

Shumaker, Loop & Kendrick, LLP, Tampa, FL, represented the Company in connection with the offering, and ArentFox Schiff LLP, Washington, DC, represented the placement agent.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Oragenics

Oragenics is a development-stage biotechnology company focused on the nasal delivery of pharmaceutical medications for neurological disorders and infectious diseases. Its lead therapeutic candidate, ONP-002, is an intranasal drug in development for the treatment of mild traumatic brain injury (concussion). The Company also holds proprietary rights to a dry powder formulation and a novel intranasal delivery device. For more information, please visit www.oragenics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the completion and proceeds of the offering, the use of proceeds, and the clinical advancement of ONP-002. These statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those described herein. Additional information regarding these risks can be found in Oragenics’ filings with the SEC. Oragenics undertakes no obligation to publicly update or revise any forward-looking statements unless required by law.